UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2020

W.W. GRAINGER, INC.

(Exact name of Registrant as Specified in Charter)

Illinois	1-5684	36-1150280
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Grainger Parkway, Lake Forest, Illinois	60045-5201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 535-1000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock	GWW	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.  Other Events.

On February 26, 2020, W.W. Grainger, Inc. (the “Company”) issued $500 million of its 1.85% Senior Notes due 2025 (the “Notes”) upon completion of a public offering. The Notes were issued pursuant to an indenture, dated as of June 11, 2015, as supplemented by a fourth supplemental indenture, dated as of February 26, 2020, between the Company and U.S. Bank National Association, as trustee.

The Notes are senior unsecured obligations of the Company and will mature on February 15, 2025.  Interest on the Notes is payable semi-annually in arrears on February 15 and August 15 of each year, beginning on August 15, 2020.

Prior to January 15, 2025, the Company may redeem the Notes in whole or in part at any time and from time to time at a “make-whole” redemption price calculated by reference to the then current yield on a US treasury security with a maturity comparable to the remaining term of the Notes plus 10 basis points, together with accrued and unpaid interest, if any, to, but excluding, the redemption date. On or after January 15, 2025, the Company may redeem the Notes in whole or in part at any time and from time to time at 100% of their principal amount, together with accrued and unpaid interest thereon, if any, to, but excluding, the redemption date. Additionally, if the Company experiences specific kinds of changes of control, it will be required to make an offer to purchase the Notes at 101% of their principal amount plus accrued and unpaid interest thereon, if any, to, but excluding, the date of purchase.

In connection with the offering of the Notes, the Company entered into an Underwriting Agreement, dated February 21, 2020 (the “Underwriting Agreement”), among the Company and BofA Securities, Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein (together, the “Underwriters”). Pursuant to the Underwriting Agreement, the Company agreed to sell the Notes to the Underwriters, and the Underwriters agreed to purchase the Notes for resale to the public. The Underwriting Agreement includes customary representations, warranties and covenants by the Company. It also provides for customary indemnification by each of the Company and the Underwriters against certain liabilities and customary contribution provisions in respect of those liabilities.

The Company intends to use the net proceeds of approximately $494.7 million (after deducting the underwriting discount and estimated offering expenses) from the offering of the Notes to repay certain indebtedness of its subsidiaries and the remainder for general corporate purposes, including the repurchase of shares of the Company's common stock pursuant to its share repurchase program.

Exhibits are filed herewith in connection with the Registration Statement on Form S-3 (Registration No. 333-236530), filed with the Securities and Exchange Commission on February 20, 2020, relating to the Notes offered pursuant to the Prospectus Supplement, dated February 21, 2020.

Item 9.01.  Financial Statements and Exhibits.

(d)                    Exhibits

Exhibit No.	Description of Exhibit

1.1	Underwriting Agreement, dated as of February 21, 2020, among W.W. Grainger, Inc. and BofA Securities, Inc. and J.P. Morgan Securities LLC, as representatives of the underwriters named therein.

4.1	Fourth Supplemental Indenture, dated as of February 26, 2020, between W.W. Grainger, Inc., and U.S. Bank National Association, as trustee.

4.2	Form of 1.85% Senior Notes due 2025 (included in Exhibit 4.1).

5.1	Opinion of Baker & McKenzie LLP, counsel for W.W. Grainger, Inc., as to the validity of the Notes.

23.1	Consent of Baker & McKenzie LLP (included in Exhibit 5.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 26, 2020

W.W. GRAINGER, INC.

	By:	/s/ Hugo Dubovoy, Jr.
Hugo Dubovoy, Jr.
Vice President, Corporate Secretary